Exhibit 10.18

SEPARATION AND GENERAL RELEASE AGREEMENT

In exchange for the terms, conditions and releases set forth below, Nektar Therapeutics (the “Company”) and Ivan Gergel, M.D. (“you”) hereby agree as follows:

1. Effective Date.  This Agreement will become effective on the eighth day after you sign and deliver this Agreement to the Company (the “Effective Date”), provided that you do not revoke this Separation and General Release Agreement (this “Agreement”) before such date pursuant to Paragraph 7(c) below and provided that you sign and return this Agreement to the Company on or before December 20, 2017.

2.Termination of Employment.  Your employment as Senior Vice President, Drug Development and Chief Medical Officer of the Company, as well as your employment in any other capacity for the Company or any of its affiliates, shall terminate, effective December 20, 2017 (the “Termination Date”).  Following the Termination Date, you shall not be authorized to transact any business on behalf of the Company or any its affiliates or subsidiaries.

3.Consideration.  Provided that you comply with all of the terms of this Agreement, the Company shall provide you with the following severance benefits (the “Severance Benefits”):  (a) the Company will make a severance payment to you within three (3) business days following the Effective Date in the amount of nine hundred eighty-one thousand dollars ($981,000), less all applicable withholdings and standard deductions; (b) subject to the provisions set forth below in Paragraph 18, your Options, to the extent outstanding and vested as of the Termination Date, will remain exercisable for an additional period of time as provided in Paragraph 18; and (c) provided that you timely exercise your right to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will pay the monthly health insurance coverage payments for you and your eligible dependents for a period commencing on the Termination Date and ending on the earlier to occur of (i) the twelve month anniversary of the Termination Date, or (ii) the date you become eligible to receive health insurance coverage from a subsequent employer.  You shall notify the Company promptly upon accepting employment with any other person or entity, but no later than three calendar days prior to commencing such employment, and at the same time, you shall notify the Company whether you are eligible to receive health coverage in connection with such employment.  You acknowledge that the Severance Benefits represent payments that you would not otherwise be entitled to receive, now or in the future, without entering into this Agreement, and constitutes valuable consideration for the promises and undertakings set forth in this Agreement.

Tax Indemnification.  You acknowledge and agree that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the

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Company to you pursuant to this Agreement.  You agree to pay all federal or state taxes owed by you, if any, which are required by law to be paid with respect to the payments herein.

4.Payment of Salary and Expenses.  On your Termination Date, the Company will pay to you all accrued and unpaid salary and an amount equaling 47 hours multiplied by your effective hourly rate as used by the Company in calculating paid time off, which amount corresponds to any accrued but unused paid time off as of the Termination Date (collectively, the “Accrued Obligations”).  In the event that you have a negative paid time off balance, you agree that such amount will be deducted from the Company’s payment to you of your Accrued Obligations.  By signing below, you acknowledge and represent that, upon receiving the Accrued Obligations, you will have received all salary, wages, bonuses, accrued vacation and paid time off, and all other benefits and compensation due to you through the Termination Date.  You agree that, by the Termination Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Termination Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.Return of Property; Proprietary Information Agreement.  By the Termination Date, you shall return to the Company or destroy any and all Company property, including, but not limited to, documents (in whatever paper or electronic form they exist), things relating to the business of the Company and all intellectual, electronic and physical property belonging to the Company that is in your possession or control, including but not limited to any emails, documents, power point presentations, business plans, financial plans, personnel information and/or financial statements belonging to the Company or that contain confidential information of the Company.  Your signature below constitutes your certification that you have returned or will return by your Termination date all documents and other items provided to you by the Company, developed or obtained by you as a result of your employment with the Company, or otherwise belonging to the Company.  Notwithstanding the foregoing, you may keep your cellular telephone (and corresponding telephone number for your personal use) and the Company will provide to you reasonable IT assistance in transitioning your calendar and contacts information from the Company’s network to you.  You hereby reaffirm and agree to observe and abide by the terms of your Employment Agreement, executed by you on May 16, 2014 (the “Employment Agreement,” a copy of which is attached) with the Company, specifically including the provisions therein regarding assignment of inventions, nondisclosure of the Company’s trade secrets and confidential and proprietary information, and non-solicitation of Company employees.  The obligations under the Employment Agreement that survive the termination of your employment are specifically incorporated herein by reference.  Notwithstanding your confidentiality and non-disclosure obligations in this Agreement and otherwise, you understand that as provided by the Federal Defend Trade Secrets Act, you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.Release of Claims.  You agree that the foregoing consideration represents settlement in full of all outstanding obligations owed to you by the Company and its officers,

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directors, agents and employees, and is satisfactory consideration for the release of claims set forth herein.  On behalf of yourself, and your respective heirs, family members, executors and assigns, you hereby fully and forever release the Company and its past and present subsidiaries and affiliates, and each of their past, present and future officers, agents, directors, employees, investors, stockholders, administrators, attorneys, representatives, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns (the “Releasees”), from, and agree not to sue or institute, prosecute or pursue, or cause to be instituted, prosecuted, or pursued, any claim, cause of action, charge, controversy, duty, obligation, demand, loss, cost, debt, damages, penalties, judgment, order, or liability relating to or arising out of any matters of any kind, whether presently known or unknown, suspected or unsuspected, that you may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date you sign this Agreement (collectively “Claims”).  The released Claims include, but are not limited to: (i) any and all Claims relating to or arising from your employment relationship with the Company and the termination of that relationship, including any Claims with respect to wages, bonuses, commissions, vacation pay, or any other form or amount of compensation, or any Claim arising out of your offer letter agreement, dated May 14, 2014, Employment Agreement, or the Company’s Change of Control Severance Plan; (ii) any and all Claims relating to, or arising from, your right to receive or purchase any form of equity in the Company or any Releasee, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law; (iii) any and all Claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; (iv) any and all Claims for violation of any federal, state or municipal law, regulation, ordinance, constitution or common law, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Employee Retirement Income Security Act of 1974; The Worker Adjustment and Retraining Notification Act; the Sarbanes-Oxley Act; the California Fair Employment and Housing Act; the California Family Rights Act; and the California Labor Code, including, but not limited to section 201, et seq,. section 970, et seq., sections 1400-1408; and all amendments to each such Act as well as the regulations issued thereunder; and (v) any and all Claims for attorneys' fees and costs.

Notwithstanding the foregoing, nothing in this Paragraph 6 shall release (i) any obligations owed by the Company expressly described in this Agreement, (ii) any claims you may have for indemnification under any of the Company’s charter documents, or under California Labor Code Section 2802 or other applicable law, or for coverage under any of the Company’s directors and officers insurance policies; (iii) your claims for any benefits that are vested as of the Termination Date under the Company’s health, welfare, 401k or stock option plans; (iv) your claims for underlying workers’ compensation benefits; (v) any claims you may have pursuant to Paragraph 7(e) of this Agreement; (vi) any claims you may have that arise after the date you sign this

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Agreement; or (vii) or claims you may have which the controlling law clearly state may not be released by private agreement.

7.Acknowledgment of Waiver of Claims under ADEA.  You acknowledge that you are waiving and releasing any rights you may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. You and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  You acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing that:

(a)you should consult with an attorney prior to executing this Agreement;

(b)you have at least twenty-one (21) calendar days within which to consider this Agreement;

(c)you have seven (7) calendar days following the date that you sign this Agreement to revoke the Agreement; provided, however, that any such revocation must be in writing and delivered to Howard W. Robin at the Company’s principal office located at 455 Mission Bay Boulevard, South, Suite 100, San Francisco, California  94158, by close of business on or before the seventh calendar day from the date that you sign this Agreement;

(d)this Agreement shall not be effective until the eighth calendar day after you execute and do not revoke this Agreement; and

(e)nothing in this Agreement prevents or precludes you from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

8.Civil Code Section 1542/Unknown Claims.  You represent that the release provided in this Agreement shall apply to all unknown and unanticipated injuries and/or damages.  You acknowledge that you have had the opportunity to be advised by legal counsel and you are familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Being aware of said code section, you agree to expressly waive any rights you may have thereunder, as well as under any statute or common law principles of similar effect.

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9.No Pending or Future Lawsuits.  You represent that you have no lawsuits, claims, or actions pending in your name, or on behalf of any other person or entity, against the Company or any of the Releasees.  You also represent that you do not intend to bring any claims on your own behalf or on behalf of any other person or entity against the Company or any of the Releasees.  You also promise to opt out of any class or representative action and to take such other steps as you have the power to take to disassociate yourself from any class or representative action seeking relief against the Company and/or any other Releasee regarding any of the claims released in this Agreement.  You further promise to alert the General Counsel of the Company within two calendar days whenever you are issued a subpoena or otherwise contacted in connection with a suit or action against the Company.

10.Confidentiality of Agreement. You agree to keep terms of this Agreement in the strictest confidence and, except as required by law, not reveal the terms of this Agreement to any persons except your immediate family, your attorney, and your financial advisors (and to them only provided that they also agree to keep the information completely confidential), and in any proceedings to enforce the terms of this Agreement.

11.Non-Disparagement.  Each party agrees not to make any oral or written statement that disparages or criticizes the other party, and in your case, the Company’s management, employees, products or services, or damages the other party’s reputation or impairs the other party’s normal operations; provided, however, that nothing in this Agreement shall prohibit either party from providing truthful information or testimony in response to any court order, subpoena, or government investigation, or in connection with any legal proceeding between the Company and you.  For the purposes of this Section 11, the reference to the Company as a party to this Agreement includes only the Company’s Section 16(b) officers and the members of its Board of Directors.

12.Litigation/Audit Cooperation.  Following the Termination Date, you shall reasonably cooperate with the Company in connection with: (a) any internal or governmental investigation or administrative, regulatory, arbitral or judicial proceeding involving the Company with respect to matters relating to your employment with or service to the Company (collectively, “Litigation”); or (b) any audit of the financial statements of the Company with respect to the period of time when you were employed by the Company (“Audit”).  You acknowledge that such cooperation may include, but shall not be limited to, your making yourself available to the Company (or their respective attorneys or auditors) upon reasonable notice for: (i) interviews, factual investigations, and providing declarations or affidavits that provide truthful information in connection with any Litigation or Audit; (ii) appearing at the request of the Company to give testimony without requiring service of a subpoena or other legal process; (iii) volunteering to the Company pertinent information related to any Litigation or Audit; (iv) providing information and legal representations to the auditors of the Company, in a reasonable form and within a reasonable time frame, with respect to the Company’s financial statements for the period in which you were employed by the Company; and (v) turning over to the Company any documents relevant to any Litigation or Audit that are or may come into your possession.  The Company shall pay you an hourly rate of $500.00 per hour for time spent in connection with providing the services under this Paragraph 12 and will also reimburse you for reasonable travel expenses incurred in connection with providing the services under this

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Paragraph 12, including lodging and meals, upon your submission of receipts and invoices which shall be submitted no later than thirty (30) days following the date of service.

13.Entire Agreement. Except for the offer letter agreement dated May 14, 2014, Employment Agreement dated May 16, 2014 and Equity Award Agreements (as defined below in Paragraph 18), the terms of which are specifically incorporated herein, this Agreement constitutes the entire agreement between you and the Company concerning your employment with and separation from the Company and all the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings, both written and oral, concerning your relationship with the Company.

14.No Admission of Liability.   This Agreement and compliance with this Agreement is not, and shall not be construed as, an admission by the Company of any liability or wrongdoing whatsoever, or as an admission by the Company of any violation of the rights of Employee or of any other person, or the violation of any order, law, statute, regulation, duty, or contract.  The Company specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee or any person or for any alleged violation of any order, law, statute, duty, or contract.

15.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement.  Similarly, you represent and warrant that you have the capacity to act on your own behalf and on behalf of all who might claim through you to bind them to the terms and conditions of this Agreement.  The Company and you each warrant and represent that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

16.Solicitation of Employees.  You agree that for a period of twelve (12) months immediately following the Termination Date, you shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company's employees to terminate their employment with the Company, or attempt to solicit, induce, recruit, or encourage employees of the Company to become employed or engaged as a consultant, either for yourself or for any other person or entity.  Furthermore, you understand and acknowledge that the Company may at its sole discretion notify any new employer of your ongoing rights and obligations under this Agreement and the Employment Agreement.

17.Material Breaches of Agreement.  You acknowledge and agree that any breach of Paragraphs 5, 6, 7, 9, 11 or 16 shall constitute a material breach of the Agreement and in the case of a breach by you, shall entitle the Company immediately to recover the consideration discussed in Paragraph 3 above, except as prohibited by applicable law.  In the event that the Company or you brings an action to enforce or effect their rights under this Agreement, the prevailing party shall be entitled to recover their reasonable attorneys’ fees and expenses incurred in connection with such an action.

18.Equity Interests.  The Company has previously granted you various stock options to acquire 875,000 shares of the Company’s common stock (the “Options”).  As of the Termination Date, 451,039 shares of the Company’s common stock underlying the Options are

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vested (the “Vested Option Shares”).  Your deadline to exercise your right to acquire all or any portion of the Vested Option Shares is December 20, 2018.  The remaining 223,961 shares of the Company’s common stock underlying the Options, as well as 36,668 unvested restricted stock units, are hereby forfeited by you in accordance with the terms of your stock option and restricted stock unit agreements and related stock option and restricted stock unit notices and the applicable equity incentive plan of the Company (collectively, the “Equity Award Agreements”).  You hereby acknowledge and waive that, except as set forth in Paragraph 3 and in this Paragraph 18, you have no further right or benefits under any agreement to receive or acquire any security or derivative security in or with respect to the Company or any of its affiliates or subsidiaries.

19.Waivers; Modifications.  No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and, then, only to the specific purpose, extent and instance so provided.  This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by you and an authorized representative of the Company.

20.Severability.  If any provision of the Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application.

21.Counterparts.  The Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original.  Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

22.Choice of Law.  The Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California (without regard to choice of law principles).

23.Arbitration.  The parties agree that any dispute regarding any aspect of this Agreement, including the confidentiality provisions, shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. § 1, et seq.  In the event the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure § 1280, et seq.  The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief.  Arbitration proceedings shall be held in San Francisco, California or at any other location mutually agreed upon by the parties.  The parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.  If the parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by JAMS (Judicial Arbitration & Mediation Services).  You will have the option of making the first strike.  Any dispute must be submitted to the other party in writing within thirty (30) days of when the party knew or should have known of the dispute.  Otherwise, the claim of such party shall be deemed waived to the maximum extent allowed by law.  Each party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs.  If under applicable law the Company is not

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required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

24.Public Statements.  In its public statements regarding your departure, unless mutually agreed otherwise, the Company will state only that: “The Company concluded its employment relationship with Dr. Gergel in connection with the Company’s focus on expanding development of its broad immune-oncology pipeline” and explain generally that the parties entered into this Agreement to the extent required by applicable securities laws and regulations.

25.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto, with the full intent of releasing all claims.  The parties acknowledge that: (a) they have read this Agreement; (b) they understand the terms and consequences of this Agreement and of the releases it contains; and (c) they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

AGREED AND ACCEPTED:

Nektar Therapeutics Ivan Gergel, M.D.

/s/ Dorian Hirth/s/ Ivan Gergel

By:  Dorian HirthIvan Gergel, M.D.

Title: SVP, Human Resources

Date:  December 20, 2017Date:  December 20, 2017

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